Exhibit 16


June 23, 2005




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


RE: BPK Resources, Inc.
       Commission File Number 000-27339

We have read and agree with the statements under Item 4.01 of the Form 8-K report dated June 17, 2005 regarding our firm.

We have no basis to agree or disagree with any other matters reported therein.


/s/ Malone and Bailey, PC
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Malone and Bailey, PC